EXHIBIT 99.1
 NEWS from Carrington
 FOR IMMEDIATE RELEASE
                                   For Information Contact:
                                   Carlton E. Turner, Chief Executive Officer
                                   (972) 518-1300


                CARRINGTON REPORTS SECOND QUARTER 2006 RESULTS

        DelSite Subsidiary Preparing Plans For First Human Flu Vaccine
                Study With Its Patented Nasal Delivery System

 IRVING, TEXAS --- August 3, 2006 --- Carrington Laboratories, Inc.  (Nasdaq:
 CARN) reported revenue for the quarter ended June 30, 2006 of $6.5 million, compared to record revenue of $8.3 million in the year-ago period. The 21.7 percent decrease was due largely to declines in bulk raw material sales and a $513,000 decline in royalty revenue, which were partially offset by growth in the Company's other core businesses.

 While bulk raw materials sales for the quarter just ended dropped $2.1 million to $1.2 million, revenue from all other consumer services product lines grew 46.5 percent to $2.8 million. Medical services revenue decreased
 17.2 percent, the result of decreased royalty revenue. Product sales in this segment increased 2.6 percent to $2.1 million.

 Net loss for the second quarter of 2006, which included $1.0 million of net corporate funding for drug delivery research and development activities conducted by the Company's wholly-owned subsidiary DelSite Biotechnologies, Inc., was $2.2 million, or 20 cents per basic and diluted share. Pro-forma loss for the quarter, before funding of DelSite, was $1.2 million as compared to $1.0 million pro-forma profit in the prior year period. In the prior year period, the Company reported net income of $87,000, or 1 cent per basic and diluted share, after funding of DelSite.

 "We are pleased with the growth in our finished products groups and in the outlook for the balance of the year for these product categories," said Carlton E. Turner, Ph.D., Carrington's chief executive officer. "DelSite's drug delivery technologies are gaining broader clinical interest with a recent presentation at the 33rd Annual Meeting of the Controlled Release Society in Vienna, Austria. In October 2006, DelSite will return to Vienna for a presentation at the International Conference on Influenza Vaccines for the World. Additionally, we are preparing for the start of a flu vaccine (egg-based produced antigen) study in humans with our nasal delivery technology."

 Dr. Turner said the Company is negotiating private label manufacturing of several new skin care products, additional nutritional products, and specification modifications to rebuild bulk raw material sales to a major customer. "I am pleased with our solid, intrinsic growth, and I am encouraged by the early progress being made in building our international and bulk raw materials order flow," he noted.

 Revenue for the six months ended June 30, 2006 totaled $14.0 million vs. $16.5 million in the prior year period. Net loss for the six months just ended, which includes DelSite funding, was $3.7 million, or 34 cents per basic and diluted share, compared to a net profit of $7,000 a year ago.


 Conference Call Today

 Investors are invited to listen to today's conference call at 4:30 p.m. Eastern, 3:30 p.m. Central, by dialing 866-578-5784 in the US or 617-213-8056 internationally. The pass code is 78076780. The call is also being web cast by CCBN and can be accessed at Carrington's web site at www.carringtonlabs.com. A replay of the call will be available a few hours after the call concludes by dialing 888-286-8010 in the US and 617-801-6888 internationally. The pass code for the replay is 53489314.

 The web cast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).


 About Carrington

 Carrington Laboratories, Inc. is an ISO 9001-certified, research-based, biopharmaceutical and consumer products company currently utilizing naturally-occurring complex carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care, as well as to manufacture and market the nutraceutical raw material Manapol[R] and cosmetic raw material Hydrapol[TM]. Carrington also manufactures and markets consumer products and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. Carrington's DelSite Biotechnologies subsidiary is developing its proprietary GelSite[R] technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 130 patents in 26 countries. Select products carry the CE mark, recognized by more than 20 countries around the world. For more information, visit www.carringtonlabs.com.


 About DelSite

 DelSite Biotechnologies, Inc. was formed based on discoveries at Carrington Laboratories, Inc., and is a wholly-owned subsidiary of Carrington. DelSite Biotechnologies is a drug delivery and biotechnology company established to provide the pharmaceutical and biotechnology industries with novel delivery solutions for vaccines and therapeutic agents. For more information, visit www.delsite.com.

 Non-GAAP Financial Information

 This press release contains the non-generally accepted accounting principle financial measure of Pro forma profit and loss which is defined as net income or loss excluding net DelSite expenses. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP). We believe this measure is useful to investors because it may provide users of this financial information with a meaningful measure of the Company's profitability before funding the research and development activities of its DelSite subsidiary. Pro forma profit and loss is not a measure of financial performance under GAAP and thus should not be considered in isolation. Furthermore, it should not be seen as a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net income or loss is included in the following tables.

                        CARRINGTON LABORATORIES, INC.
               Condensed Consolidated Statements of Operations
                                 (unaudited)
                   (in thousands, except per share amounts)


                                       Three Months Ended    Six Months Ended
                                            June 30,             June 30,
                                         2006      2005       2006      2005
                                        ------    ------     ------    ------
 Revenue:
 Medical Services                      $ 2,112   $ 2,058    $ 4,223   $ 4,112
 Royalty income                            104       617        208     1,235
                                        ------    ------     ------    ------
 Medical Services, total                 2,216     2,675      4,431     5,347
 Consumer Services                       3,956     5,166      8,884    10,367
 Grant income, DelSite                     352       496        695       806
                                        ------    ------     ------    ------
 Total revenues                          6,524     8,337     14,010    16,520

 Cost and expenses:
 Cost of product sales                   5,043     4,718     10,643     9,590
 Selling, general and administrative     1,918     1,915      3,767     3,757
 Research and development                  162       188        366       453
 Research and development-DelSite        1,325     1,415      2,481     2,734
 Other income                               (9)      (53)       (17)     (133)
 Interest expense, net                     240        38        457        82
                                        ------    ------     ------    ------
 Net income (loss) before income taxes  (2,155)      116     (3,687)       37
 Provision for income taxes                  -        29          -        30
                                        ------    ------     ------    ------
 Net income (loss)                     $(2,155)  $    87    $(3,687)  $     7
                                        ======    ======     ======    ======

 Net income (loss) per common share -
    Basic and diluted                   $(0.20)  $  0.01    $ (0.34)  $     -

 Weighted average shares outstanding -
    Basic                               10,836    10,751     10,823    10,741
 Weighted average shares outstanding -
    Diluted                             10,836    11,242     10,823    11,361

 Reconciliation of Non-GAAP Financial
   Measures:

 Net income (loss):                    $(2,155)  $    87    $(3,687)  $     7
 Less: DelSite grant income                352       496        695       806
 Plus: DelSite expenses                  1,325     1,415      2,481     2,734
                                        ------    ------     ------    ------
 Pro forma profit (loss)
   before DelSite                      $(1,182)  $ 1,006    $(1,901)  $ 1,935
                                        ======    ======     ======    ======

                        CARRINGTON LABORATORIES, INC
                   Condensed Consolidated Balance Sheets
                              (in thousands)


                                                    June 30,   December 31,
                                                      2006         2005
                                                     ------       ------
                                                  (unaudited)   (audited)
 ASSETS:
 Current Assets:
 Cash and cash equivalents                          $ 3,320      $ 6,262
 Accounts receivable, net                             2,150        2,679
 Inventories, net                                     4,435        4,705
 Prepaid expenses                                       426          392
                                                     ------       ------
 Total current assets                                10,331       14,038
 Property, plant and equipment, net                   6,483        6,755
 Customer relationships, net                            296          392
 Other assets, net                                      691          804
                                                     ------       ------
 Total assets                                       $17,801      $21,989
                                                     ======       ======

 LIABILITIES AND SHAREHOLDERS' EQUITY:
 Current Liabilities:
 Line of credit                                     $ 1,811      $ 1,812
 Accounts payable                                     1,672        2,092
 Accrued liabilities                                  1,420        1,585
 Current portion of long-term debt
   and capital lease obligations                        176          188
 Deferred revenue                                     1,125        1,386
                                                     ------       ------
 Total current liabilities                          $ 6,204      $ 7,063
 Long-term debt and capital lease obligations,
   net of debt discount                               3,570        3,418
 Commitments and contingencies                            -            -

 Shareholders' Equity:
 Common stock                                           109          108
 Capital in excess of par value                      57,390       57,185
 Accumulated deficit                                (49,469)     (45,782)
 Treasury stock at cost                                  (3)          (3)
                                                     ------       ------
 Total shareholders' equity                           8,027       11,508
                                                     ------       ------
 Total liabilities and shareholders' equity         $17,801      $21,989
                                                     ======       ======


      Certain statements in this release concerning Carrington may be forward-looking, including statements regarding the outlook for the Company's Consumer Services Division, the Company's anticipated human clinical trials for it's intranasal delivery system for influenza and negotiations regarding the Company's private label manufacturing activities. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission, including the Form 10-K, filed March 31, 2006

                                   - stop -